Exhibit 99.1

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	+ 978/897-0100 x3064	+ 978/897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES FILING OF FORM 10Q

ACTON, Mass. (June 18, 2007) – SeaChange International, Inc. (Nasdaq: SEAC), a leading provider of software and hardware solutions for video-on-demand television, today filed its Form 10Q with the SEC containing quarterly results for the three months ending April 30, 2007.

The Form 10Q contains financial statements which reflect revised accounting treatment relating to the formation of the German joint venture, On Demand Deutschland GmbH & Co. KG, formed during the quarter ended April 30, 2007 by SeaChange’s wholly-owned subsidiary On Demand Group Limited (ODG), a 50% shareholder of the joint venture, resulting in changes to the quarterly financial results as initially reported in SeaChange’s press release on June 6, 2007. SeaChange initially determined that ODG’s proportionate share of the joint venture’s loss for the quarter ended April 30, 2007 was $612,000 or approximately 50% of the joint venture’s total net loss of $1.2 million. Included in the joint venture’s net loss for the first quarter was $787,000 of expenses that represented reimbursable costs incurred by ODG prior to the formation of the joint venture that related to the joint venture’s activities. In finalizing the first quarter’s financial statements, it was determined that these reimbursable costs should not be recorded as expenses on the joint venture’s books nor a reduction to expenses on ODG’s books. The appropriate accounting for these expenses on the joint venture’s books reduced the joint venture’s total loss from $1.2 million to $438,000 for the first quarter. Combined with income in connection with the accretion of ODG’s investment in the joint venture, ODG’s proportionate share of the joint venture’s loss in the first quarter was reduced to $100,000.

ODG’s revised accounting treatment for these reimbursable costs was to increase its cost of sales and general and administrative expenses and record the reimbursement as a capital distribution from the joint venture. Because ODG’s share of the joint venture’s net loss in the first quarter essentially absorbed its book value investment in the joint venture, the capital distribution along with certain other adjustments have been recorded as a $866,000 long-term liability to the joint venture on SeaChange’s consolidated balance sheet as of April 30, 2007. Nearly all of this liability will be relieved over the estimated five year life of the customer contracts supporting the joint venture with a corresponding increase to equity earnings in affiliates on the Company’s consolidated income statement.

From SeaChange’s perspective, ODG’s increase in expenses related to reimbursable costs from the joint venture and the recording of a long-term liability, along with certain other adjustments, increased SeaChange’s net loss by $853,000 to $4.5 million for the three months ended April 30, 2007, with a corresponding increase in loss per share of $0.03 to $0.15 per share for the same period, compared with the $0.12 loss per share that the Company announced in its June 6, 2007 earnings release.

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SeaChange Announces Filing/Page 2

About SeaChange

SeaChange International, Inc. is the leading provider of end-to-end and best-of-breed solutions for the world’s television industry. Its powerful video-on-demand and advertising software and scalable hardware enable broadband and broadcast television operators to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. SeaChange customers are increasing their revenues and reducing churn based on the value-added video services from SeaChange’s Emmy Award-winning and patented technology. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; the performance of companies in which the Company has made equity investments, including Casa Systems; the ability of the Company to integrate businesses acquired by the Company; changes in the regulatory environment; and the Company’s ability to hire and retain highly skilled employees.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K filed with the Commission on April 16, 2007. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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